Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

ARVINAS, INC.

FIRST: The name of this corporation is Arvinas, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 200,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 64,018,336 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. PREFERRED STOCK

22,573,781 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, 24,977,489 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” and 16,467,066 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock”. The Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations, as applicable. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends.

The holders of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per share of Preferred Stock per annum (the “Preferred Dividend”), payable only when, as and if declared by the Board of Directors of the Corporation (the “Board”). The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the greater of (i) the Preferred Dividend from the date of issuance of such share of Preferred Stock (to the extent not paid) and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (I) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (II) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (I) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (II) multiplying such fraction by an amount equal to the Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend. The “Series A Original Issue Price” shall mean $0.6811 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The “Series B Original Issue Price” shall mean $1.6659 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Series C Original Issue Price” shall mean $3.34 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. The “Original Issue Price” shall mean the Series A Original Issue Price with respect to the Series A Preferred Stock, the Series B Original Issue Price with respect to the Series B Preferred Stock and the Series C Original Issue Price with respect to the Series C Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of the applicable Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” and a “Sale Transaction” unless the holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares of Common Stock issuable upon conversion of the then- outstanding shares of Preferred Stock (the “Requisite Holders”) elect otherwise by written notice sent to the Corporation at least fifteen (15) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, all shares of capital stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or

(b) (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 6 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. In the event of a Sale Transaction, the consideration received by the Corporation is other than cash, its value will be valued as follows: (A) securities not subject to investment letter or other similar restrictions on free marketability shall (1) if such securities are traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the fourteen-day period ending three days prior to the closing; and (2) if such securities are not traded on a securities exchange, the value shall be the fair market value thereof, as determined by the Board or (B) the method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1) or (A)(2) to reflect the approximate fair market value thereof, as determined by the Board.

2.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Sale Transaction, if any portion of the consideration payable to the stockholders of the Corporation is payable upon the occurrence of any event or the passage of time (including, without limitation, any deferred purchase price payments, installment payments, payments made in respect of any promissory note issued in such transaction, payments from escrow, purchase price adjustment payments or payments in respect of “earnouts” or holdbacks) (the “Contingent Consideration”), such Contingent Consideration shall not be deemed received by the Corporation or its stockholders unless and until such Contingent Consideration is indefeasibly received by the Corporation or its stockholders in accordance with the terms of such Sale Transaction. The definitive agreement with respect to such Sale Transaction shall provide that (A) the portion of such consideration that is not Contingent Consideration (the “Initial Consideration”) shall be allocated among the stockholders in accordance with Subsections 2.1 and 2.2 hereof as if the Initial Consideration were the only consideration payable in connection with such Sale Transaction and (B) any Contingent Consideration which becomes payable to the stockholders upon the release from escrow or the satisfaction of the applicable contingencies shall be allocated among the stockholders in accordance with this Section 2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

3.2 Election of Directors. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series A Preferred Directors”); the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series B Preferred Directors”); the holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series C Preferred Director” and together with the Series A Preferred Directors and the Series B Preferred Directors, the “Preferred Directors”); the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Common Director”). The remaining directors of the Corporation shall be elected by the holders of the Preferred Stock and Common Stock, voting together as a single class. Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3 Preferred Stock Protective Provisions. At any time when at least 12,781,644 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.3.1 authorize or issue, or obligate itself to issue, or reclassify any securities into, any shares or any other equity security (including any security convertible into or exercisable for any such equity security) having any right, preference or privilege senior or superior to, or being on parity with, the rights, preferences and privileges of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

3.3.2 set aside or make any distribution in respect of, or redeem, purchase or otherwise acquire any of, (or pay into or set aside for a sinking fund for such purpose) any equity securities of the Company; provided, however, that this restriction shall not apply to (i) the redemption of shares of Preferred Stock pursuant to Article Sixth, (ii) distributions payable on the shares of Common Stock solely in the form of Additional Shares of Common Stock (as defined below), (iii) the repurchase of shares of Common Stock from managers, directors, officers, employees, advisors, consultants or other persons performing services for the Corporation or any subsidiary of the Corporation upon termination of such person’s employment or other relationship with the Corporation at no greater than the original purchase price, or (iv) the redemption of shares of Preferred Stock pursuant to the terms of the Second Amended and Restated Put Agreement, dated as of March 29, 2018, by and among the Corporation and certain stockholders (as amended from time to time, the “Put Agreement”).

3.3.3 create, sell, assign, exclusively license, convey, or otherwise dispose of all or substantially all of its assets, property or business, (ii) merge or consolidate with or into any other entity, (iii) effect any transaction or series of related transactions in which more than fifty percent (50%) of the outstanding shares of capital stock of the Corporation are transferred, (iv) effect a reorganization, recapitalization or division or (v) liquidate, dissolve or wind-up;

3.3.4 (i) permit any subsidiary of the Corporation to (i) sell, assign, exclusively license, convey, or otherwise dispose of all or substantially all of its assets, property or business except for licenses entered into in the ordinary course of business, (ii) merge or consolidate with or into any other entity, (iii) effect a reorganization, recapitalization or division or (iv) liquidate, dissolve or wind-up;

3.3.5 amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

3.3.6 amend any equity incentive plan of the Corporation;

3.3.7 create, issue, authorize or grant, or permit any subsidiary of the Corporation to create, issue, authorize or grant, any payment or other consideration to any person or entity in connection with a Sale Transaction other than in respect of any outstanding equity interest in the Corporation;

3.3.8 acquire or permit any subsidiary of the Corporation to acquire (by merger, purchase of stock or assets, any other business combination transaction or otherwise) any assets or securities for aggregate consideration in excess of $500,000 other than in the ordinary course of business unless such acquisition is approved by the Board including the affirmative vote, consent or approval of a majority of the Preferred Directors;

3.3.9 enter into, or permit any subsidiary of the Corporation to enter into, any agreement, understanding or transaction with any person controlling, controlled by or under common control with the Corporation other than in the ordinary course of business unless such agreement, understanding or transaction is approved by the Board including the affirmative vote, consent or approval of a majority of the Preferred Directors;

3.3.10 (i) permit any subsidiary of the Corporation to authorize or issue any security to any person other than to the Corporation unless it is approved by the Board including the affirmative vote, consent or approval of a majority of the Preferred Directors or (ii) sell, assign, convey or otherwise dispose of any security of any subsidiary of the Corporation unless it is approved by the Board including the affirmative vote, consent or approval of a majority of the Preferred Directors;

3.3.11 engage, or permit any subsidiary of the Corporation to engage, in any business other than the business in which the Corporation is engaged unless such business is approved by the Board including the affirmative vote, consent or approval of a majority of the Preferred Directors;

3.3.12 incur any debt (other than trade payables incurred in the ordinary course of business) in excess of $500,000 or guaranty the debt of any other person in excess of $500,000 or permit any subsidiary of the Corporation to incur any debt (other than trade payables incurred in the ordinary course of business) in excess of $500,000 or guaranty any debt in excess of $500,000 unless it is approved by the Board including the affirmative vote, consent or approval of a majority of the Preferred Directors;

3.4 Series A Preferred Stock Protective Provision. At any time when at least 4,492,733 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that would alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to adversely affect such shares of Series A Preferred Stock, but not so affect the shares of Series B Preferred Stock and Series C Preferred Stock in a proportional manner without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of at least sixty-two and one-half percent (62.5%) of the then-outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect, (it being understood, solely for the avoidance of doubt and without in any way expanding the foregoing right of the holders of shares of Series A Preferred Stock, that neither (A) the effectuation of the liquidation, dissolution, or winding up of the Corporation or the effectuation of any Sale Transaction Event nor (B) the creation, authorization or issuance of any new series of Preferred Stock constitutes such an adverse change to the rights, preferences or privileges of the shares of Series A Preferred Stock).

3.5 Series B Preferred Stock Protective Provision. At any time when at least 4,995,497 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that would alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to adversely affect such shares of Series B Preferred Stock, but not so affect the shares of Series A Preferred Stock and Series C Preferred Stock in a proportional manner without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of a majority of the then-outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect, (it being understood, solely for the avoidance of doubt and without in any way expanding the foregoing right of the holders of shares of Series B Preferred Stock, that neither (A) the effectuation of the liquidation, dissolution, or winding up of the Corporation or the effectuation of any Sale Transaction Event nor (B) the creation, authorization or issuance of any new series of Preferred Stock constitutes such an adverse change to the rights, preferences or privileges of the shares of Series B Preferred Stock).

3.6 Series C Preferred Stock Protective Provision. At any time when at least 3,293,413 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that would alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock so as to adversely affect such shares of Series C Preferred Stock, but not so affect the shares of Series A Preferred Stock and Series B Preferred Stock in a proportional manner without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of a majority of the then-outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect, (it being understood, solely for the avoidance of doubt and without in any way expanding the foregoing right of the holders of shares of Series C Preferred Stock, that neither (A) the effectuation of the liquidation, dissolution, or winding up of the Corporation or the effectuation of any Sale Transaction Event nor (B) the creation, authorization or issuance of any new series of Preferred Stock constitutes such an adverse change to the rights, preferences or privileges of the shares of Series C Preferred Stock).

4. Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $2.2136. The “Series B Conversion Price” shall initially be equal to $5.4142. The “Series C Conversion Price” shall initially be equal to $10.855. Such initial Series A Conversion Price, Series B Conversion and Series C Conversion Price, and the rate at which shares of Series A Preferred Stock, Series B Preferred Stock and Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The “Conversion Price” means the Series A Conversion Price with respect to the Series A Preferred Stock, the Series B Conversion Price with respect to the Series B Preferred Stock and the Series C Conversion Price with respect to the Series C Preferred Stock.

4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the such Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such applicable adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes (other than taxes based on or measured by income) that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

4.4 Adjustments to Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)

shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(iv)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided that (1) such issuance is pursuant to the terms of such Option or Convertible Security and (2) either (x) the Option or Convertible Security, under which the shares of Common Stock are issued, was (I) issued and outstanding as of the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware or (II) at the time of issuance thereof, an Exempted Security pursuant to the other clauses of this definition or (y) the issuance of such Option or Convertible Security, under which the Common Shares are issued, was approved by the Board;

(v)	shares of Common Stock issued in an underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”);

(vi)

shares of Common Stock, Options or Convertible Securities issued in connection with a bona fide business acquisition by the Corporation approved by (1) the Board (which approval must include the affirmative vote, consent or approval of a majority of the Preferred Directors) and (2) the Requisite Holders

(vii)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(viii)

shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by the Board.

4.4.2 No Adjustment of Conversion Price. No adjustment in the Conversion Price of the shares of Series A Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least sixty-two and one-half percent (62.5%) of the shares of Series A Preferred Stock then outstanding agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Conversion Price of the shares of Series B Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the shares of Series B Preferred Stock then outstanding agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Conversion Price of the shares of Series C Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least sixty percent (60%) of the shares of Series C Preferred Stock then outstanding agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or

Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4 below, the applicable Conversion Price shall be readjusted to such applicable Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issuance or deemed issuance, then the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the applicable Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock

(b) “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)

insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest, without deducting any discounts, commissions or other expenses paid or incurred by the Corporation in connection with the issuance or sale thereof;

(ii)

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board irrespective of any accounting treatment;

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board; and

(iv)

in the case of an issuance or sale of Options or Convertible Securities together with other securities of the Corporation in an integrated transaction in which no specific consideration is allocated to such Options or Convertible Securities, the Board shall determine in good faith the portion of the consideration so received to be allocable to such securities, Options or Convertible Securities.

(b) Options and Convertible Securities. In the event that the Corporation at any time or from time to time shall issue any securities (excluding Exempted Securities) that by their terms are convertible into or exchangeable for Convertible Securities or Options (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, the following provisions shall apply for all purposes of this Subsection 4.4:

(i)

The aggregate maximum number of shares of Common Stock deliverable upon exercise of such Options, assuming the satisfaction of any conditions to exercisability (including, without limitation, the passage of time), shall be deemed to be Additional Shares of Common Stock issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Subsections 4.4.5(a)(i)-(iii)), if any, received by the Corporation upon the issuance of such Options plus the minimum exercise price provided in such Options.

(ii)

The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such Convertible Securities or upon the exercise of Options for such Convertible Securities and subsequent conversion or exchange thereof, assuming the satisfaction of any conditions to convertibility or exchangeability and exercisability (including, without limitation, the passage of time), shall be deemed to be Additional Shares of Common Stock issued at the time such Convertible Securities were issued or such Options for Convertible Securities were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Convertible Securities and related Options, plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such Convertible Securities or the exercise of any related Options (the consideration in each case to be determined in the manner provided in Subsections 4.4.5(a)(i)-(iii).

(iii)

In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such Options or upon conversion of or in exchange for such Convertible Securities (including, without limitation, a change resulting from the antidilution provisions thereof), the Conversion Prices, to the extent in any way affected by or initially determined using such Options or Convertible Securities, shall be recomputed to reflect such change.

(iv)

Upon the expiration of any such Options, the Conversion Prices, to the extent in any way affected by the issuance of such Options, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued or issuable upon the exercise of such Options.

(v)

No readjustment or readjustments pursuant to either Subsections 4.4.5(b)(iii) or (iv) shall have the effect of increasing the Conversion Price of any shares of Preferred Stock to an amount that exceeds the lower of (x) the Conversion Price of such shares of Preferred Stock on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware or (y) the Conversion Price that would have resulted from all issuances of Additional Shares of Common Stock between the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware and such readjustment date. In the event of any adjustment to the Conversion Price of any shares of Preferred Stock as a result of the issuance of Options or Convertible Securities pursuant to this Subsection 4.4, no further adjustment to such Conversion Price shall be made for the actual issuance of shares of Common Stock upon the exercise of any such Options or the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. In the event that the Corporation should at any time, or from time to time, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Share Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Share Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each share of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion thereof shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Share Equivalents (determined in the manner provided for deemed issuances set forth in Subsection 4.4.5(b). Notwithstanding the foregoing, if such record date shall have been fixed and any such distribution is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each share of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection 4.5 as of the time of actual payment of such distributions. If the number of shares of Common Stock outstanding at any time is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion thereof shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of affected Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Preferred Stock.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in at least $70,000,000 in gross proceeds, before deducting underwriting discount and commissions, to the Corporation and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1. and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2). The Corporation shall, as soon as practicable and in no event later than ten (10) days after (x) if shares of Preferred Stock are certificated, the delivery date of said certificates to the Corporation, or (y) if shares of Preferred Stock are not certificated, the effective conversion date of said shares of Preferred Stock: (i) if Common Shares are certificated, issue and deliver at such office to such holder of shares of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid; (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion; and (iii) pay any unpaid distributions on the shares of Preferred Stock converted. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion pursuant to this Subsection 5.2 shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering in which event the person(s) entitled to receive the shares of Common Stock upon conversion of the Shares of Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of securities.

6. Redemption.

6.1 General. If, at any time after April 1, 2022, the Requisite Holders request, by written notice delivered to the Corporation and each other holder of shares of Preferred Stock, that the Corporation redeem the outstanding Preferred Stock, the Corporation shall redeem all of the outstanding shares of Preferred Stock in three equal annual installments and the first such installment shall be a business day that is not more than 120 days after the Corporation’s receipt of such request. The date of each such installment shall be referred to herein as a “Redemption Date”. The Corporation shall effect such redemption on each Redemption Date by paying the holders of the shares of Preferred Stock to be redeemed on such Redemption Date, in cash therefor, the amount per share of Preferred Stock equal to the greater of (A) the applicable Original Issue Price of such share of Preferred Stock and (B) the fair market value of such share of Preferred Stock as determined in good faith by the Board (the “Redemption Price”). In the event that the Requisite Holders disagree with the fair market value established by the Board, the Corporation and the Requisite Holders shall mutually agree upon and select an independent investment bank, accounting firm or other financial institution to determine the fair market value (the “Independent Evaluator”); provided that in the event that the Corporation and the Requisite Holders are unable to mutually agree on an Independent Evaluator, the Corporation and the Requisite Holders shall each select an Independent Evaluator and the two Independent Evaluators shall mutually agree upon a final Independent Evaluator to determine such fair market value. The final Independent Evaluator’s determination of the fair market value of each share of Preferred Stock shall be set forth in a written detailed report mutually addressed to the Board and the holders of the shares of Preferred Stock and such determination shall be final, conclusive and binding upon the Corporation and such holders. All costs related to the appointment of and valuation by the Independent Evaluators shall be shared equally between the Corporation and the holders of the shares of Preferred Stock. On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Preferred Stock held by each holder thereof, that number of outstanding shares of Preferred Stock determined by dividing (i) the total number of shares of Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the redemption by the Corporation of all shares of Preferred Stock to be redeemed on such Redemption Date would be prohibited by Delaware law governing distributions to stockholders, the Corporation shall redeem a pro rata portion of such shares of Preferred Stock held by each holder thereof to the extent such redemption would not be prohibited by such provisions of Delaware law governing distributions to stockholders based on the respective amounts which would otherwise be payable in respect of the shares of Preferred Stock to be redeemed if the redemption of all such shares of Preferred Stock would not be prohibited by such provisions of Delaware law governing distributions to stockholders and shall redeem the remaining shares of Preferred Stock to have been redeemed as soon as practicable after the Corporation would not be prohibited from making such redemption under such provisions of Delaware law governing distributions to stockholders, provided that the redemption of all shares of Preferred Stock shall be prior and in preference to the redemption of any other shares of capital stock or other equity securities of the Corporation.

6.2 Redemption Notice. The Corporation shall send (via an internationally recognized overnight courier) written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of shares of Preferred Stock not less than thirty (30) days prior to each Redemption Date. Each Redemption Notice shall state (i) the Redemption Price for the Preferred Shares to be redeemed on such Redemption Date; and (ii) the Redemption Date and the place at which such holders may obtain payment of such Redemption Price upon surrender of their share certificates (if any).

6.3 Surrender of Certificates; Payment. Each holder of shares of Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares of Preferred Stock (if any) to the Corporation in the manner and at the place designated in the Redemption Notice. The Redemption Price of the shares of Preferred Stock to be redeemed hereunder shall be payable to the order of the person in whose name such shares of Preferred Stock are owned as shown on the books and records of the Corporation and each such redeemed share of Preferred Stock shall be canceled. In the event less than all the shares of Preferred Stock represented by such certificates (if any) are redeemed, a new certificate shall be issued representing the unredeemed shares of Preferred Stock. If the Redemption Notice shall have been duly delivered, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment, then, notwithstanding that any certificates evidencing such shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares of Preferred Stock shall forthwith terminate as of the Redemption Date except only the right of the holders to receive the aggregate Redemption Price without interest upon surrender of their certificate or certificates (if any) therefor (or such holder notifies the Corporation that such certificates have been lost, stolen or destroyed and such holder executes an agreement to indemnify the Corporation from any loss incurred by it in connection with such certificates).

7. Preemptive Rights.

7.1 Offered Securities. Each holder of Preferred Stock that is an “accredited investor” within the meaning of Regulation D as promulgated under the Securities Act (each, a “Qualified Holder”) shall have the right to purchase up to its pro rata share (as set forth in Section 7.2) of all Preferred Stock, Common Stock, Options or Convertible Securities (together with a right of over-subscription as set forth in Section 7. 2) that the Corporation may, from time to time, propose to sell or issue, other than the Exempted Securities (the “Offered Securities”).

7.2 . Qualified Holders’ Pro Rata Share. Each Qualified Holders’ pro rata share is equal to the ratio of (a) the number of shares of Common Stock owned by such Qualified Holder, calculated on a Fully-Diluted Basis, immediately prior to the issuance of the Offered Securities to (b) the total number of shares of Common Stock outstanding, calculated on a Fully-Diluted Basis, immediately prior to the issuance of the Offered Securities. “Fully-Diluted Basis” means, at the relevant time of determination, the number of shares of Common Stock outstanding assuming the conversion and exchange of all outstanding convertible and exchangeable securities (including the conversion of the shares of Preferred Stock into shares of Common Stock) and the exercise of all then outstanding warrants, options or other rights to subscribe for or purchase any shares of Preferred Stock or Common Stock.

7.3 Exercise of Rights. If the Corporation proposes to issue any Offered Securities, it shall first give each Qualified Holder written notice of its intention, describing the Offered Securities, the price, the terms and the conditions upon which the Corporation proposes to issue the same and, if applicable, the identity of the persons to which the Offered Securities are intended to be offered (the “Offer Notice”). Each Qualified Holder shall have fifteen (15) business days from the delivery of the Offer Notice (the “Election Period”) to decide whether to purchase its pro rata share of the Offered Securities for the price specified in the Offer Notice by giving written notice to the Corporation and stating therein the quantity of Offered Securities, if any, that it elects to purchase. If the consideration to be paid by others for the Offered Securities is not cash, the fair market value of the consideration shall be determined in good faith by the Board and a reasonably detailed explanation of the Board’s determination of such value shall be included in the Offer Notice. All Qualified Holders electing to participate in the issuance of such Offered Securities (the “Electing Holders”) shall pay the cash equivalent thereof as so determined. If less than all of the Qualified Holders elect to purchase their full pro rata share of the Offered Securities, then the Corporation shall promptly notify in writing the Electing Holders and shall offer such Electing Holders the right to acquire the remaining Offered Securities (the “Unsubscribed Securities”). Each of the Electing Holders shall have five (5) business days (the “Oversubscription Election Period”) after receipt of such notice to notify the Corporation of its election to purchase all or a portion of the Unsubscribed Securities (each such Electing Holder, an “Oversubscribing Holders”). If, as a result thereof, the Oversubscribing Holders’ oversubscription exceeds the total number of Unsubscribed Securities available to be purchased, the Unsubscribed Securities shall be allocated among the Oversubscribing Holders on a pro rata basis in accordance with their relative holdings of shares of Common Stock issuable upon conversion of the Preferred Stock then held by them, or as they otherwise agree among themselves.

7.4 Third Party Sales of Offered Securities. If, following the Corporation’s compliance with this Section 7, the Qualified Holders do not purchase all of the Offered Securities, the Corporation shall have ninety (90) days after the expiration of the Oversubscription Election Period to sell the Offered Securities that the Qualified Holders did not purchase at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Offer Notice. If the Corporation has not sold such Offered Securities within such 90-day period, the Corporation shall not thereafter issue or sell any Offered Securities without first offering such securities to the Qualified Holders in the manner provided in this Section 7.

7.5 Waiver. Notwithstanding any other provision set forth herein, any and all rights arising under this Section 7 with respect to the issuance of any Offered Securities to any person may be waived, either prospectively or retrospectively, by the Requisite Holders and any such waiver shall be effective as to all Qualified Holders with such rights under this Section 7; provided that to the extent that such waiver would result in the quotient of (a) the number of such Offered Securities being offered by the Company to any Qualified Holder and its affiliates (under this Section 7 or otherwise) and (b) the total number of such Offered Securities being offered by the Corporation to all Qualified Holders and their affiliates (under this Section 7 or otherwise) being less than the quotient of (i) the number of shares of Common Stock owned by such Qualified Holder and its affiliates, calculated on a Fully-Diluted Basis, immediately prior to the issuance of the Offered Securities and (ii) the total number of shares of Common Stock owned by all Qualified Holders and their affiliates, calculated on a Fully-Diluted Basis, immediately prior to the issuance of the Offered Securities, then such waiver shall require the written consent of such Qualified Holder.

7.6 Termination. The rights and obligations set forth in this Section 7 shall immediately terminate upon the earliest of (a) the closing of a QPO or (b) the consummation of a Sale Transaction.

8. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

9. Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Holders. Any of the rights of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least sixty-two and one-half percent (62.5%) of the shares of Series A Preferred Stock then outstanding. Any of the rights of the holders of Series B Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding. Any of the rights of the holders of Series C Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least sixty percent (60%) of the shares of Series C Preferred Stock then outstanding.

10. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one vote on each matter presented to the Board.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Certificate of Incorporation, the affirmative vote of the Requisite Holders, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this                  day of September, 2018.

By:
John Houston, Ph.D.
President and Chief Executive Officer

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